UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2006

Foot Locker, Inc.

(Exact Name of Registrant as Specified in its Charter)

New York	1-10299	13-3513936
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

112 West 34th Street, New York, New York	10120
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 212-720-3700

Former Name/Address (Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

(a)          Annual Base Salaries. On March 22, 2006, the Compensation and Management Resources Committee (the “Compensation Committee”) of the Board of Directors of Foot Locker, Inc. (the “Company”) approved the annual base salaries, effective as of May 1, 2006, of the following executive officers of the Company who will be included as Named Executive Officers in the Company’s 2006 proxy statement. As the Company’s salary increases generally become effective on May 1 of each year, the annual base salary rate shown in the table may be higher than the actual salary earned by the executive for the year. The actual salary earned for the year is the amount that will be reflected in the Summary Compensation Table in the Company’s proxy statement for the relevant year:

Name and Position	Year	Base Salary
Matthew D. Serra Chairman of the Board, President and Chief Executive Officer	2006	$1,500,000
Richard T. Mina President and Chief Executive Officer – Foot Locker, Inc., U.S.A.	2006	850,000
Gary M. Bahler Senior Vice President, General Counsel and Secretary	2006	525,000
Jeffrey L. Berk Senior Vice President – Real Estate	2006	473,063
Laurie J. Petrucci Senior Vice President – Human Resources	2006	468,573

(b)          Annual Bonus Payments. None of the executive officers named above received an annual bonus payment for 2005 as the Company’s pre-tax income and return on invested capital results for 2005 did not meet the threshold established by the Compensation Committee at the beginning of 2005 for a payment under the Annual Incentive Compensation Plan (the “Annual Bonus Plan”).

(c)          Long-Term Bonus Payouts. On March 22, 2006, the Compensation Committee approved the payment of bonuses under the Long-Term Incentive Compensation Plan (the “Long-Term Plan”) for the 2003-2005 performance period. The bonus payments were calculated based upon the Company’s three-year average return-on-invested capital in 2003-2005 compared to a target established by the Compensation Committee in April 2003. The Compensation Committee authorized the following payouts under the Long-Term Plan based upon the Company exceeding its performance goal for the three-year performance period:

Name	2003-2005 Performance Period Long-Term Plan Bonus Payments
Matthew D. Serra	$1,617,120
Richard T. Mina	754,656
Gary M. Bahler	485,136
Jeffrey L. Berk	470,798
Laurie J. Petrucci	431,232

(d)         Establishment of Performance Goals. On March 22, 2006, the Compensation Committee established the performance goals for the 2006 fiscal year under the Annual Bonus Plan based on a combination of pre-tax income and return-on-invested capital. These performance goals are based on the business plan and budget for 2006 previously reviewed and approved by the Finance and Strategic Planning Committee and the Board of Directors.

Under the Annual Bonus Plan, the amount that would be paid to the executives if the performance goals are met is based on a percentage of their annual base salaries earned for the plan year. The percentage of annual base salary payable at threshold, target, and maximum for each of the executives is stated in the table below:

Name	Percent of Annual Base Salary at Threshold Payout	Percent of Annual Base Salary at Target Payout	Percent of Annual Base Salary at Maximum Payout
Matthew D. Serra	31.25%	125%	200%
Richard T. Mina	12.5%	50%	87.5%
Gary M. Bahler	12.5%	50%	87.5%
Jeffrey L. Berk	12.5%	50%	87.5%
Laurie J. Petrucci	12.5%	50%	87.5%

                (e)         On March 22, 2006, the Stock Option Plan Sub-Committee of the Compensation Committee granted awards of restricted stock to the following executive officers under the 2003 Stock Option and Award Plan or the 1998 Stock Option and Award Plan. Mr. Serra’s shares will vest in three equal annual installments, beginning on March 15, 2007, provided that he remains employed by the Company or one of its subsidiaries or affiliates through the vesting dates. In addition, if Mr. Serra retires from the Company on or after February 2, 2008, any unvested portion(s) of this restricted stock award will vest as of his retirement date. Mr. Mina’s shares will vest on March 15, 2009, provided that he remains employed by the Company or one of its subsidiaries or affiliates through the vesting date. The executives will be entitled to receive and retain all cash dividends that are payable after the date of grant to record holders of the Company’s Common Stock.

Name	Number of Shares	Closing Price on Date of Grant
Matthew D. Serra	56,500	$23.95
Richard T. Mina	50,000	$23.95

(f)         On March 22, 2006, the Stock Option Plan Sub-Committee of the Compensation Committee granted nonstatutory stock options to the following executive officers under the 2003 Stock Option and Award Plan or the 1998 Stock Option and Award Plan. The options will vest in three equal annual installments, beginning on March 22, 2007. In addition, if Mr. Serra retires from the Company on or after February 2, 2008, any unvested portion(s) of this stock option grant will become exercisable as of his retirement date. The options were granted at an exercise price of $23.92 per share, which was 100 percent of the fair market value of a share of the Company’s Common Stock on the date of grant.

Name	Number of Shares
Matthew D. Serra	100,000
Richard T. Mina	50,000
Gary M. Bahler	25,000
Jeffrey L. Berk	25,000
Laurie J. Petrucci	25,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOT LOCKER, INC. (Registrant)

Date: March 28, 2006	By:	/s/ Gary M. Bahler
Senior Vice President, General Counsel and Secretary